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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                               WORLDWIDE DATA, INC.

      The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purpose. hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware), hereby certifies that:

      FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is Worldwide Data, Inc.

      SECOND: The address, including street, number, city and county of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite 1L-100, City of Dover, County of Kent, 19904; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

      THIRD: The nature of the business and the purpose to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The aggregate number of shares of stock which the corporation shall have the authority to issue is ten million ten thousand (10,010,000) shares, which are divided into ten million (l0,000,000) shares of Common Stock, $.0001 par value per share (the "Common Stock"), and ten thousand (10,000) shares of Preferred Stock, $O.01 par value per share (the "Preferred Stock").

            Preferred Stock. The Corporation may divide and issue Preferred Stock in series. Preferred Stock of each series when issued shall be designated to distinguish them from shares of other series of Preferred Stock. The Board of Directors of the Corporation is hereby expressly vested with the authority to divide the class of Preferred Stock into series and fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Delaware in respect of the following:

      1. The number of shares to constitute such series, and the distinctive designations thereof;

      2. The rate and preference or dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividends shall accrue;

      3. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption.

      4. The amount payable upon shares in the event of Voluntary and involuntary liquidation;

      5. sinking fund or other provisions, if any, for the redemption or purchase of shares;

      6. The terms and conditions on which shares may be converted;

      7. Voting rights, if any; and

      8. Variations in the relative rights, and preferences as between the series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized, any rights of Preferred Stock shareholders to receive dividends in the form of Common Stock or Preferred Stock, and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

      FIFTH: The name and the mailing address of the incorporator is as follows:

                     Debra L. Plaskett
                     Werbel NcMillin & Carnelutti
                     711 Fifth Avenue
                     New York, New York 10022

      SIXTH: The Corporation is to have perpetual existence.

      SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders or this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

      EIGHT: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after February 27, 1995 to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

      NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, judgments, fines, amounts paid in settlement, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification of expenses may be entitled under any by-laws, agreements, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      ELEVENTH: in furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire Board of Directors of the Corporation.


Signed:    February 27, 1995


                                         /s/ Debra L. Plaskett
                                         -------------------------
                                         Debra L. Plaskett
                                         Sole lncorporator
                                         711 Fifth Avenue
                                         New York, New York 10022


                                      --4--

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              WORLDWIDE DATA, INC.


             (pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware)



      It is hereby certified that:

      1. The name of the corporation (hereinafter referred to as the "Corporation") is Worldwide Data, Inc.

      2. The certificate of incorporation of the Corporation is hereby amended by striking out Article "FOURTH" thereof and substituting in lieu of said Article the following new Article FOURTH:

            FOURTH: The aggregate number of shares of stock which the Corporation shall have the authority to issue is ten million ten thousand (10,010,000) shares, which are divided into ten million (10,000,000) shares of Common Stock, $.00l par value per share (the "Common Stock"), and ten thousand (10,000) shares of Preferred Stock, $.0l par value per share (the "Preferred Stock").

            Preferred Stock. The Corporation may divide and issue Preferred Stock in series. Preferred Stock of each series when issued shall be designated to distinguish them from shares of other series of Preferred Stock. The Board of Directors of the Corporation is hereby expressly vested with the authority to divide the class of Preferred Stock into series and fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Delaware in respect of the following:

            1. The number of shares to constitute such series, and the distinctive designations thereof;

            2. The rate and preference or dividends, if any, the time of payment of dividends, whether dividends are cumulative and the data from which any dividends shall accrue;

            3. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

            4. The amount payable upon shares in the event of voluntary and involuntary liquidation;

            5. Sinking fund or other provisions, if any, for the redemption or purchase of shares;

            6. The terms and conditions on which shares may be converted;

            7. Voting rights, if any; and

            8. Variations in the relative rights and preferences as between the series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized, any rights of Preferred stock shareholders to receive dividends in the form of Common Stock or Preferred Stock, and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

            On the effective date of this Certificate of Amendment, the outstanding shares of common stock of the Corporation shall be reverse split one-for-ten, so that each share of common stock, par value $.000l per share, outstanding at the close of business on the effective date shall be converted into 1/10th of a share of common stock, par value $.00l per share with fractional shares being rounded up to the nearest whole share.

            3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the unanimous consent of the Board of Directors.

IN WITNESS WHEREOF, we have hereunto executed this document this 4 day of Februay 1998.

                                  WORLDWIDE DATA


                                  /s/Brandon Conrad
                                  ----------------------
                                  Name: Bronson Conrad
                                  Title: President

      [Corporate Seal]

      Attest:

      By:
         ----------------------
         Name:
         Title: